Bloomberg	BLOOMBERG INDEX SERVICES LIMITED 31 Lexington Avenue New York, NY 10022

AFFILIATE EXPANSION AMENDMENT TO THE INTERNAL USE SERVICE SCHEDULE

This is an Amendment (the “Amendment”) to the Internal Use Service Schedule, Product License Service Schedule or Data Distribution Platform Provider Service Schedule associated with Schedule ID No. 20192548 (as applicable, the “Schedule”) by and between BLOOMBERG INDEX SERVICES LIMITED (“Licensor”) and FIRST TRUST ADVISORS L.P. (“Licensee”). Capitalized terms that are not defined in this Amendment shall have the meaning given to them in the Schedule.

1.	For purposes of the Services provided under the Schedule, the definition of “Licensee” shall include FIRST TRUST ADVISORS L.P. and its affiliates that are Named Affiliates (as defined below). “Named Affiliates” shall mean those entities listed below that either (a) directly or indirectly own a majority of and control FIRST TRUST ADVISORS L.P.; (b) are directly or indirectly majority-owned and controlled by a parent entity that also directly or indirectly owns a majority of and controls FIRST TRUST ADVISORS L.P.; or (c) are directly or indirectly majority-owned and controlled by FIRST TRUST ADVISORS L.P..

2.	FIRST TRUST ADVISORS L.P.: (a) shall cause each Named Affiliate to comply with the Agreement as if such Named Affiliate were Licensee, (b) shall cause any former Named Affiliate failing to satisfy the definition of “Named Affiliate” at any time to immediately cease all use of the Services provided under the Schedule and to comply with any requisite purge obligations contained in the Agreement, (c) represents, warrants and covenants to Bloomberg that it has all rights, power and authority to make all representations, warranties and covenants included in the Agreement on behalf of each Named Affiliate, (d) hereby makes all such representations, warranties and covenants included in the Agreement on behalf of each Named Affiliate and (e) hereby agrees to be responsible for any breach or non-compliance with the Agreement by any Named Affiliate.

Named Affiliates
First Trust Exchange-Traded Fund II, , on behalf of First Trust Bloomberg Emerging Market Democracies ETF

3.	This Amendment shall commence on the date it is accepted by Bloomberg and shall remain in full force and effect throughout the Service Schedule Term (or any renewal thereof) for the Schedule, unless terminated in accordance with the terms herein. Each party shall have the right to terminate this Amendment at the end of the Service Schedule Term (or any renewal thereof) for the Schedule by giving the other party not less than 90 days’ written notice prior to the end of the Schedule Term or any renewal thereof. Licensor shall have the right to terminate this Amendment upon Licensee’s or any Named Affiliate’s breach of or non-compliance with the Agreement (including this Amendment); provided that this Amendment shall automatically terminate upon termination of the Schedule.

4.	This Amendment, including any modifications, waivers or notifications relating thereto, may be executed and delivered by facsimile, electronic mail, or other electronic means, including via a website designated by Bloomberg by completing the procedures specified on that website. Any such facsimile, electronic mail transmission, or communication via such electronic means shall constitute the final agreement of the parties and conclusive proof of such agreement, and shall be deemed to be in writing and to have the same effect as if signed manually. Licensee agrees that it has the ability to store the information delivered to Licensee electronically such that it remains accessible to Licensee in an unchanged form. Each party represents that the person signing on its behalf has the legal right and authority to execute, enter into and bind such party to the commitments and obligations set forth herein.

Except as otherwise amended and supplemented herein, all other terms and conditions of the Schedule shall remain in full force and effect.

Agreed to by:	Agreed to by:
FIRST TRUST ADVISORS L.P.	BLOOMBERG INDEX SERVICES LIMITED
Company Name

/s/ James M. Dykas
Signature (Duly authorized signatory, officer, partner or proprietor)

James M. Dykas
Name (Please type or print)	Signature of Authorized Signatory

Chief Financial Officer
Title (Please type or print)

February 24, 2023
Date	Date

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Account:	30293070	Agreement:	3003717	Order:	26511934	DT: 2507	CI: BISL	Pg 1 of 1	BISLAmd+ 02/22/19

*30293070/Z3003717/ZCT0/Z1/Z2507/ZBISL*600755544v2